Exhibit 99.1

UDR Announces Transition of Warren L. Troupe, Senior Executive Vice President

Denver, CO. (January 3, 2020) –  UDR, Inc. (the "Company") (NYSE: UDR), a leading multifamily real estate investment trust, today announced that Warren L. Troupe, Senior Executive Vice President, will transition to the newly created role of Senior Advisor to the Office of the Chairman effective April 1, 2020. In conjunction with the transition, Mr. Troupe has agreed to a consulting agreement with the Company running through December 2022 and renewable by either party thereafter. In his new role, Mr. Troupe will continue to assist with the Company’s transactional, risk management, legal and capital markets activities, as well as provide expertise pertaining to special projects for the Chairman.

“Warren and I have worked closely together for over 18 years,” said Tom Toomey, UDR’s Chairman and Chief Executive Officer. Mr. Toomey continued, “I am thankful that UDR and its investors will continue to reap the benefits of Warren’s extensive experience across a wide variety of business areas in the years ahead, all of which are critical to UDR’s ongoing success.”

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of September 30, 2019, UDR owned or had an ownership position in 52,070 apartment homes including 658 homes under development. For over 47 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates.

Contact: UDR, Inc.

Chris Van Ens

cvanens@udr.com

720-348-7762